Exhibit 17.1

The Huck Institutes of the Life Sciences The Pennsylvania State University 519 Wartik Laboratory University Park, Pa 16802-5807	814-865-3155 Fax: 814-863-1357

August 6, 2007

David R. Harvey

Chairman of the Board

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, Missouri 63103

Dear David:

I hereby resign as a Director and Member of the Corporate Governance Committee of Sigma-Aldrich Corporate, effective August 6, 2007.

Sincerely,

Nina Fedoroff

Willaman Professor of Life Sciences

Evan Pugh Professor

An Equal Opportunity University